                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                       Mariner Post-Acute Network, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement no.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

--------------------------------------------------------------------------------

                        MARINER POST-ACUTE NETWORK, INC.


                          NOTICE OF ANNUAL MEETING OF
                                  STOCKHOLDERS
                                      AND
                                PROXY STATEMENT

                                  MEETING DATE
                               FEBRUARY 18, 1999


                            YOUR VOTE IS IMPORTANT!
             PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND
          PROMPTLY RETURN IT TO THE COMPANY IN THE ENCLOSED ENVELOPE.


--------------------------------------------------------------------------------

                        MARINER POST-ACUTE NETWORK, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               FEBRUARY 18, 1999

  The annual meeting of stockholders of Mariner Post-Acute Network, Inc., a Delaware corporation (the "Company"), will be held on Thursday, February 18, 1999, at 10:00 a.m., Atlanta time, at the Swissotel Atlanta, 3391 Peachtree Road, N.E., Atlanta, Georgia 30326, or at such time or place or both as any of the executive officers of the Company shall determine (the "Annual Meeting") for the following purposes:

  1. To elect 11 directors; and

  2. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The record date for voting at the meeting is December 30, 1998 (the "Record Date"). Only holders of record of the Company's common stock, par value $0.01 per share, at the close of business on the Record Date shall be entitled to notice of and to vote at the Annual Meeting.

  Please sign, date and return your proxy card in the enclosed envelope so that your shares may be voted at the Annual Meeting. If the shares stand in more than one name, all holders of record should sign the enclosed proxy card.

                                        By Order of the Board of Directors,

                                        /s/ Keith B. Pitts
                                        Keith B. Pitts
                                        Chairman of the Board
                                        and Chief Executive Officer

                                        /s/ Susan Thomas Whittle
                                        Susan Thomas Whittle
                                        Senior Vice President, General Counsel
                                        and Secretary

January 13, 1999

                       MARINER POST-ACUTE NETWORK, INC.

                                PROXY STATEMENT

  This statement is furnished in connection with the solicitation on behalf of the Board of Directors of Mariner Post-Acute Network, Inc., a Delaware corporation (the "Company"), of proxies for use at the annual meeting of stockholders of the Company, to be held at the Swissotel Atlanta, 3391 Peachtree Road, N.E., Atlanta, Georgia 30326 on Thursday, February 18, 1999, at 10:00 a.m., Atlanta time, and at any adjournment or postponement thereof (the "Annual Meeting"). It is anticipated that the mailing to stockholders of definitive copies of this Proxy Statement and the enclosed proxy card will commence on or about January 13, 1999. The mailing address of the principal executive offices of the Company is One Ravinia Drive, Suite 1500, Atlanta, Georgia 30346.

                            SHARES ENTITLED TO VOTE

  Each valid proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted with respect to all shares represented by it and will be voted in accordance with the instructions, if any, given in the proxy. If instructions are not given in the proxy, it will be voted FOR the election of the director nominees listed in this Proxy Statement and in accordance with the best judgment of the proxy holders on any other matter that may properly come before the Annual Meeting. The submission of a signed proxy will not affect a stockholder's right to attend, and to vote in person at, the Annual Meeting. Stockholders who execute a proxy may revoke it at any time before it is voted by filing a written revocation with the Secretary of the Company, executing a proxy bearing a later date or attending and voting in person at the Annual Meeting.

  Only stockholders of record as of the close of business on December 30, 1998 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, there were 73,111,763 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), outstanding and entitled to vote and 158,784 shares of Common Stock issuable upon the exchange of certificates for common stock of certain acquired corporations, which shares are not entitled to vote until converted. Each share of Common Stock is entitled to one vote on all matters presented for stockholder vote.

  According to the Second Amended and Restated Bylaws of the Company (the "Bylaws"), the holders of a majority of shares of Common Stock issued and outstanding and entitled to vote must be present in person or be represented by proxy to constitute a quorum and to act upon proposed business. Failure to obtain a quorum at the Annual Meeting will necessitate an adjournment and will subject the Company to additional expense. When a quorum is present at the Annual Meeting, the Bylaws provide that the affirmative vote of the holders (whether present in person or represented by proxy) of a majority of the shares of Common Stock having voting power with respect to a question brought before the Annual Meeting will decide the corporate action taken unless a different vote is required by Delaware law, the Company's Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") or Bylaws. The election of the director nominees requires a plurality of the votes cast at the Annual Meeting.

  All matters specified in this Proxy Statement that are to be voted on at the Annual Meeting will be by written ballot. An inspector of elections will be appointed to determine, among other things, the number of shares outstanding and the voting power of each, the shares represented at the Annual Meeting, the existence of a quorum, the authenticity, validity and effect of proxies, to receive votes or ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the results. The inspector of elections will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the stockholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus, will be disregarded in the calculation of a plurality of "votes cast." Thus, abstentions will not affect the outcome of the election of directors.

  The inspector of elections will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present for the purposes of determining the presence of a quorum. If unvoted by the beneficial owner, brokers will have the discretionary power to vote shares as to which no instructions have been received on those proposals for which discretionary voting is permitted by the rules of the New York Stock Exchange, including the proposal to elect director nominees appearing herein. Shares as to which brokers have not executed this discretionary authority are not counted for purposes of determining the number of votes that must be cast in favor of a proposal in order for it to receive approval. As a result, broker non-votes will have no effect on any matter presented for approval.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

  The Board of Directors of the Company consists of 11 members. The current terms of all existing directors expire upon the election and qualification of the directors to be selected at this Annual Meeting. The Board of Directors has nominated the individuals indicated below for election to the Board of Directors at the Annual Meeting, each to serve for a one-year term to expire at the 2000 Annual Meeting. Pursuant to the terms of a certain Stockholders Agreement dated November 4, 1997, as amended through the date hereof (the "Amended Stockholders Agreement"), entered into between Apollo Management, L.P. ("Apollo"), certain other purchasers of the Company's Common Stock (together with Apollo, the "Apollo Investors") and the Company, the Apollo Investors (who as of December 31, 1998, owned approximately 24% of the issued and outstanding Common Stock of the Company) have agreed to vote their shares of Common Stock so that the Board of Directors of the Company will consist of 11 members nominated by the Nominating Committee, of whom five members must be nominated by Apollo. See "Certain Related Transactions and Agreements-- Agreements with Apollo."

  The nominees have consented to being named herein and to serve if elected. If any of them should become unavailable for election prior to the Annual Meeting, the proxies will be voted for a substitute nominee or nominees designated by Apollo or the Nominating Committee of the Board of Directors, as the case may be, depending on whether the nominee in question was originally designated by Apollo or the Nominating Committee. Stockholders may withhold their votes from the entire slate of nominees by so indicating in the space provided on the enclosed proxy card. Stockholders may withhold their votes from any particular nominee by striking through that nominee's name on the enclosed proxy card.

  The following sets forth information concerning each of the nominees for election to the Board of Directors, including his name, age as of December 1, 1998, principal occupation or employment during at least the past five years and the period during which such person has served as a director of the Company.

NOMINEES

  Keith B. Pitts, age 41, serves as Chairman of the Board and Chief Executive Officer of the Company and has served in such capacity since November 4, 1997. In addition, Mr. Pitts served as President of the Company from November 4, 1997 to July 31, 1998. From August 1997 to November 4, 1997 Mr. Pitts served as a consultant to Apollo in connection with the transactions pursuant to which Apollo acquired its interest in the Company. From February 1997 to August 1997 Mr. Pitts was a consultant to Tenet Healthcare Corp. Mr. Pitts served as the Executive Vice President and Chief Financial Officer of OrNda HealthCorp, a healthcare service provider in the United States, from August 1992 until its merger with Tenet Healthcare Corp. in January 1997. Prior to joining OrNda HealthCorp, from July 1991 to August 1992, Mr. Pitts was a partner in Ernst & Young LLP's Southeast Region Health Care Consulting Group, and from January 1988 to July 1991 he was a partner and Regional Director of Ernst & Young LLP's Western Region Health Care Consulting Group. Mr. Pitts is a director of Sunburst Hospitality Corporation, a publicly traded corporation engaged in the hotel business, as well as several private corporations.

  Arthur W. Stratton, Jr., M.D., age 52, is Vice Chairman of the Board, President and Chief Operating Officer of the Company and has served in such capacity since July 31, 1998. Dr. Stratton was Chairman of the Board and Chief Executive Officer of Mariner Health Group, Inc. ("Mariner Health"), which was acquired by the Company in a merger transaction on July 31, 1998 (the "Mariner Merger"), serving in such capacities from 1988 to July 31, 1998. Dr. Stratton was the founder of Mariner Health and also served as President of Mariner Health from its inception to May 1994 and from February 1995 through July 31, 1998.

  Laurence M. Berg, age 32, has served as a director of the Company since November 4, 1997. Mr. Berg has been associated since 1992 and a principal since 1995 with Apollo Advisors, L.P., which together with its affiliates, acts as managing general partner of Apollo Investment Fund, L.P., AIF II, L.P., Apollo Investment Fund III, L.P., and Apollo Investment Fund IV, L.P., private securities investment funds, and with Lion Advisors, L.P., which acts as financial advisor to and representative for certain institutional investors with respect to securities investments. Mr. Berg is a director of Berlitz International, Inc., Continental Graphics Holdings, Inc., CWT Specialty Stores, Inc. and Rent-A-Center Inc. Mr. Berg serves as one of Apollo's designees on the Company's Board of Directors.

  Gene E. Burleson, age 57, has served as a director of the Company since November 4, 1997. Mr. Burleson currently serves as Chairman of the Board of Argonne Properties, Inc., a private investment company. Prior to that, Mr. Burleson served as the Chairman of the Board of GranCare, Inc., a Delaware corporation, and its predecessor, GranCare, Inc., a California corporation ("GranCare-California") from 1988 to November 4, 1997. Additionally, Mr. Burleson served as President and Chief Executive Officer of GranCare-California from December 1990 to February 1997. Upon completion of the merger between GranCare-California and Vitalink Pharmacy Services, Inc. ("Vitalink") in February 1997, Mr. Burleson became Chief Executive Officer and a director of Vitalink. Mr. Burleson resigned as Chief Executive Officer and as a director of Vitalink in August 1997. Mr. Burleson currently serves on the boards of directors of three other public companies: Alternative Living Services, Inc. ("ALS"), a developer and manager of assisted living facilities; Decker Outdoor Corp., a footwear manufacturer; and Walnut Financial Services, Inc., a provider of small business financial and consulting services.

  Peter P. Copses, age 40, has served as a director of the Company since November 4, 1997. Mr. Copses has been a principal since 1990 of Apollo Advisors, L.P., which, together with its affiliates, acts as managing general partner of Apollo Investment Fund, L.P., AIF II, L.P., Apollo Investment Fund III, L.P. and Apollo Investment Fund IV, L.P., private securities investment funds, and of Lion Advisors, L.P., which acts as financial advisor to and representative for certain institutional investors with respect to securities investments. Mr. Copses is a director of Koo Koo Roo Enterprises, Inc., Rent-A-Center Inc. and Zale Corporation. Mr. Copses serves as one of Apollo's designees on the Company's Board of Directors.

  Jay M. Gellert, age 44, has served as a director of the Company since November 19, 1997. Mr. Gellert is currently President and Chief Executive Officer of Foundation Health Systems, Inc., a company engaged in the healthcare business. Prior to this, Mr. Gellert served as Vice President of Shattuck Hammond Partners Inc., where he directed strategic advisory engagements in the area of integrated delivery systems development, managed care network formation and physician groups practice integration from 1994 to 1996. From 1991 through 1994, Mr. Gellert was an independent consultant in the healthcare industry, and from 1988 through 1991, he served as Chief Executive Officer of Bay Pacific Corporation, an HMO located in Northern California. From 1985 through 1988, Mr. Gellert was a Senior Vice President and Chief Operating Officer for the California Healthcare System. Mr. Gellert serves as one of Apollo's designees to the Company's Board of Directors.

  Joel S. Kanter, age 41, has served as a director of the Company since November 4, 1997. From February 1995 to the present, Mr. Kanter has served as the Chief Executive Officer of Walnut Financial Services, Inc., a provider of small business financial and consulting services, including venture capital and other financing. From 1986 to the present, Mr. Kanter has been the President of Windy City, Inc., a private investment company, and from 1988 to February 1995, he served as a consultant to Walnut Capital Corporation, a closely-held investment management and advisory firm. Mr. Kanter also serves on the boards of directors of four other publicly held companies: I-Flow Corporation, a home infusion pump manufacturer; Encore Medical Corporation, a manufacturer of implant devices; Greystone Medical Group, Inc., a manufacturer of orthotic and wound care products; and Walnut Financial Services, Inc.

  Samuel B. Kellett, age 53, has served as a director of the Company since July 31, 1998. Prior to this, Mr. Kellett served as a director of Mariner Health since July 21, 1997. Mr. Kellett has been owner and president of Samuel
B. Kellett Investments since January 1996. Mr. Kellett was President of Convalescent Services, Inc., a company engaged in the long-term healthcare business, from 1978 to January 1996.

  John H. Kissick, age 56, has served as a director of the Company since November 4, 1997. Mr. Kissick has been a principal since 1992 of Apollo Advisors, L.P., which, together with its affiliates, acts as managing general partner of Apollo Investment Fund, L.P., AIF II, L.P., Apollo Investment Fund III, L.P. and Apollo Investment Fund IV, L.P., private securities investment funds, and since 1997 of Ares Management, L.P., which manages Ares Leveraged Investment Fund I and II, L.P., private securities investment funds investing in primarily below investment-grade debt and equity securities. Mr. Kissick serves as a director of Continental Graphics Holdings, Inc., Converse, Inc., Florsheim Group, Inc. and MTL Inc. Mr. Kissick serves as one of Apollo's designees on the Company's Board of Directors.

  William G. Petty, Jr., age 53, has served as a director of the Company since November 4, 1997. Mr. Petty served as a director of GranCare from July 1995 by virtue of GranCare's merger with Evergreen Healthcare, Inc., a publicly held long-term care provider ("Evergreen"). Since July 1996, Mr. Petty has been a Managing Director of Beecken, Petty & Company. Beecken Petty & Company is the general partner of Healthcare Equity Partners, LP, a venture capital partnership. Mr. Petty served as Chairman of the Board of Directors, President and Chief Executive Officer of Evergreen from June 1993 to July 1995 and served as President and Chief Executive Officer of Evergreen Healthcare Ltd., L.P., an affiliate of Evergreen, from 1988 to 1992. Mr. Petty also served as Chairman of the Board, Chief Executive Officer and President of National Heritage, Inc. from October 1992 to June 1993. Mr. Petty has been the Chairman of the Board of Alternative Living Services, Inc. ("ALS") since 1993. Mr. Petty also served as the Chief Executive Officer of ALS from 1993 until February 1996.

  Robert L. Rosen, age 52, has served as a director of the Company since November 4, 1997. Mr. Rosen is Managing General Partner of RLR Partners, L.P., a private investment partnership founded in April 1987. Since 1987, Mr. Rosen has been a director of the Municipal Advantage Fund, Inc., Municipal Partners Fund, Inc., Municipal Partners Fund II, Inc., Samsonite Corporation and WMC Finance Company. Mr. Rosen serves as one of Apollo's designees on the Company's Board of Directors.

   THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE
                    ELECTION OF THE NOMINEES LISTED ABOVE.

COMPENSATION OF OUTSIDE DIRECTORS

  Upon their election to the Board of Directors, non-employee directors receive options to purchase 15,000 shares of Common Stock. In addition, on the date of each subsequent annual meeting of stockholders, directors who were not initially elected to the Board of Directors during the previous six months, receive options to purchase an additional 6,000 shares of Common Stock. The exercise price of the options is equal to the fair market value of the Common Stock on the date of grant, and the options vest in 25% annual increments beginning on the first anniversary of the date of grant. Accordingly, Messrs. Berg, Burleson, Copses, Kanter, Kissick, Petty and Rosen were each granted options to purchase 15,000 shares of Common Stock at an exercise price of $16.35 per share on November 4, 1997, Mr. Gellert was granted options to purchase 15,000 shares of Common Stock at an exercise price of $16.42 per share on November 19, 1997, and Mr. Kellett was granted options to purchase 15,000 shares of Common Stock at an exercise price of $12.125 per share on July 31, 1997.

  In addition to the option grants described above, each non-employee director receives an annual retainer of $25,000, one-half of which is paid in Common Stock at the first regularly scheduled meeting of the Board during the calendar year based on the closing price of the Common Stock five business days prior to the meeting date and the other half of which is paid in cash in four quarterly installments. Committee chairmen receive an additional $5,000 per calendar year payable in Common Stock at the time they receive the Common Stock component of their annual retainer. Non-employee directors also receive $1,500 per Board meeting attended, $1,000 per committee meeting attended and $500 for each telephonic meeting in which they participate.

BOARD MEETINGS AND COMMITTEES OF THE BOARD

  The Board of Directors of the Company held 15 meetings during the 1998 fiscal year. The Company's Board of Directors has an Audit, Compliance and Ethics Committee (the "Audit Committee"), a Quality Committee (the "Quality Committee"), a Compensation Committee (the "Compensation Committee") and a Nominating Committee (the "Nominating Committee"). With the exception of the Nominating and Quality Committees, all current committees are composed entirely of non-employee directors.

  The Audit Committee makes recommendations to the Board of Directors as to engagement or discharge of the independent public accountants, reviews the Company's financial plan and budget, reviews the results of the auditing engagement with the Company's independent public accountants, reviews the scope and results of the Company's internal auditing controls and directs and supervises investigations into matters within the scope of its duties. In addition, the Audit Committee is responsible for supervising the Company's ongoing corporate compliance program. The Audit Committee is composed Messrs. Rosen (Chairman), Gellert, Kanter and Petty. The Audit Committee held three meetings during the 1998 fiscal year.

  The Quality Committee is a committee that assists the Board of Directors in fulfilling its supervisory responsibilities with regard to the Company's ongoing efforts to improve its management systems, communications, service delivery practices, and the achievement of certain quality service benchmarks. The Quality Committee is composed of Messrs. Burleson (Chairman), Berg and Stratton. The Quality Committee held one meeting during the 1998 fiscal year.

  The Compensation Committee approves remuneration and compensation arrangements involving the Company's directors, executive officers and other key employees. The Compensation Committee also administers the granting of incentives under the Company's Long-Term Incentive Plan and the Annual Incentive Plan. In addition, the Compensation Committee has general supervisory authority over the Employee Stock Purchase Plan. The Compensation Committee is composed of Messrs. Copses (Chairman), Berg and Kanter. The Compensation Committee held three meetings during the 1998 fiscal year.

  The Nominating Committee is responsible for selecting and nominating individuals to fill vacancies on the Company's Board of Directors as well as approving the nomination of the Company officers for election by the full Board. Pursuant to the terms of the Amended Stockholders Agreement, the Nominating Committee must consist of five members including the Chief Executive Officer and two Apollo designees. Pursuant to the Amended Stockholder's Agreement, the Nominating Committee must nominate as directors the Chief Executive Officer and five individuals designated by Apollo. See "Certain Related Transactions and Agreements--Agreements with Apollo." The Nominating Committee is composed of Messrs. Pitts (Chairman), Copses, Kellett, Kissick and Petty. The Nominating Committee held no meetings during the 1998 fiscal year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  For the Company's fiscal year ended September 30, 1998, the Compensation Committee was composed of Messrs. Copses (Chairman), Berg and Kanter. None of such directors had any "interlock" relationship to report during the fiscal year ended September 30, 1998.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain summary information concerning compensation earned during fiscal 1998 by the individuals serving as the Chief Executive Officer of the Company during fiscal 1998 and the four other most highly compensated executive officers of the Company serving at September 30, 1998 who earned over $100,000 in salary and bonus. See "--Employment and Severance Agreements" below for a description of the employment and severance agreements entered into with the executives named below.

                                                                       LONG-TERM
                                 ANNUAL COMPENSATION ($)             COMPENSATION
                          ----------------------------------------- ---------------
                                                                      SECURITIES
NAME AND                  FISCAL                      OTHER ANNUAL    UNDERLYING     ALL OTHER
PRINCIPAL POSITION         YEAR      SALARY   BONUS   COMPENSATION  OPTIONS/SARS(#) COMPENSATION
-------------------       ------    -------- -------- ------------- --------------- ------------
KEITH B. PITTS             1998(1)  $641,154 $    --     $   -- (2)    1,715,500     $  200,000(3)
 Chairman of the Board
 and                       1997(1)       --       --         --              --             --
 Chief Executive Officer   1996(1)       --       --         --              --             --
William R. Korslin         1998     $300,000 $ 22,500    $   -- (2)      165,000     $  300,000(3)
 President--
 Pharmaceutical            1997      207,577   80,640        --            3,750            --
 Services Division         1996      188,301   99,940        --           26,250            --
David L. Ward              1998     $239,235 $    --     $59,929(4)       90,000     $      --
 President--               1997      180,320   53,535     60,491(5)        3,750            --
 Rehability Health         1996(6)    55,516      --         --           26,250            --
Charles B. Carden          1998     $334,230 $    --     $55,685(7)      180,000     $  350,000(3)
 Executive Vice            1997(8)   231,480  120,540     40,671(9)      127,500            --
 President and Chief       1996(8)       --       --         --              --             --
 Financial Officer
R. Jeffrey Taylor          1998(10) $271,741 $    --     $   -- (2)      185,000     $  250,000(3)
 Executive Vice            1997(10)      --       --         --              --             --
 President and Chief       1996(10)      --       --         --              --             --
 Development Officer
Edward L. Kuntz            1998(11) $132,785 $    --     $   -- (2)          --      $2,575,000(12)
 Chairman of the           1997      598,181  275,520        --              --          24,484
 Board and Chief           1996      482,990  193,050        --          183,825         11,591
 Executive Officer

--------
(1) Mr. Pitts' employment commenced November 4, 1997. Accordingly, compensation information for fiscal 1998 reflects a partial year of service and compensation information for fiscal 1997 and 1996 is not reflected.
(2) Does not reflect non-cash compensation in the form of personal benefits provided by the Company that may have value to the recipient. Although such compensation cannot be determined precisely, the Company has concluded that the aggregate value of such benefits awarded to this named executive officer did not exceed the lesser of $50,000 or 10% of his salary and bonus for any fiscal year to which such benefits pertain.
(3) Represents signing bonuses paid by the Company following the November 4, 1997 merger of an affiliate of Apollo with and into Living Centers of America, Inc. ("LCA") and subsequent merger of GranCare, Inc. ("GranCare") into a wholly-owned subsidiary of LCA (the "Apollo/LCA/GranCare Mergers").
(4) Includes $54,758 in relocation expenses and $5,171 in automobile allowance.
(5) Includes $58,844 in relocation expenses and $1,647 in automobile allowance.
(6) Mr. Ward's employment with the Company commenced in May 1996. Accordingly, compensation information for fiscal 1996 reflects a partial year of service.
(7) Represents $49,255 in relocation expenses and $6,430 in automobile allowance.
(8) Mr. Carden's employment with the Company commenced on October 1, 1996. Accordingly, compensation information for fiscal 1997 reflects a partial year of service and compensation information for fiscal 1996 is not reflected.
(9) Includes $38,044 in relocation expenses and $2,627 in automobile allowance.
(10) Mr. Taylor's employment with the Company commenced on November 19, 1997. Accordingly, compensation information for fiscal 1998 reflects a partial year of service and compensation information for fiscal 1997 and 1996 is not reflected.
(11) Mr. Kuntz resigned from all positions with the Company on November 4, 1997.
(12) Includes $2,375,000 paid to Mr. Kuntz in respect of a non-competition agreement entered into following the Apollo/LCA/GranCare Mergers and $200,000 in respect of consulting fees.

OPTIONS GRANTS, EXERCISES AND YEAR-END VALUE TABLES

  The following tables provide information on options to purchase Common Stock that were granted during the fiscal year ended September 30, 1998 and summarize the value of such options held at the end of such fiscal year.

                    OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS             GRANT DATE VALUE
                              ------------------------------------- --------------------
                               NUMBER OF    % OF TOTAL
                               SECURITIES  OPTIONS/SARS
                               UNDERLYING   GRANTED TO  EXERCISE OR
                              OPTIONS/SARS EMPLOYEES IN BASE PRICE       GRANT DATE
NAME                            GRANTED    FISCAL YEAR    ($/SH)    PRESENT VALUE ($)(1)
----                          ------------ ------------ ----------- --------------------
Mr. Pitts...................   1,465,500      22.29%      $16.350      $15,182,580.00
                                 250,000       3.80%      $12.125      $ 1,897,500.00
Mr. Korslin.................     135,000       2.05%      $16.350      $ 1,398,600.00
                                  30,000        .45%      $12.125      $   227,700.00
Mr. Ward....................      75,000       1.14%      $16.350      $   777,000.00
                                  15,000        .22%      $12.125      $   113,850.00
Mr. Carden..................     150,000       2.28%      $16.350      $ 1,554,000.00
                                  30,000        .45%      $12.125      $   227,700.00
Mr. Taylor..................     105,000       1.59%      $16.420      $ 1,080,450.00
                                  80,000       1.21%      $12.125      $   607,200.00

--------
(1) Calculated using the Black-Scholes option pricing model.

            AGGREGATE OPTION/SAR EXERCISES DURING LAST FISCAL YEAR
                 AND VALUE OF OPTIONS/SARS AT FISCAL YEAR-END

                                                   NUMBER OF UNEXERCISED
                                                   SECURITIES UNDERLYING      VALUE OF UNEXERCISED
                                                  OPTIONS/SARS AT FISCAL    IN-THE-MONEY OPTIONS/SARS
                           SHARES                        YEAR-END           AT FISCAL YEAR-END($)(1)
                         ACQUIRED ON    VALUE    -------------------------- -------------------------
NAME                     EXERCISE(#) REALIZED($) EXERCISABLE  UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- ----------- -----------  ------------- ----------- -------------
Mr. Pitts...............      --          --          --      1,715,500 (2)      --           --
Mr. Korslin.............      --          --          --        165,000 (3)      --           --
Mr. Ward................      --          --          --         90,000 (4)      --           --
Mr. Carden..............      --          --          --        180,000 (5)      --           --
Mr. Taylor..............      --          --       18,297(6)    185,000 (7)      --           --

--------
(1) As of September 30, 1998, the exercise prices of all options held by the named executive officers were above the closing price of the Common Stock on that date ($5.125).
(2) Includes options to purchase 1,465,500 and 250,000 shares of Common Stock at exercise prices of $16.35 and $12.125, respectively.
(3) Includes options to purchase 135,000 and 30,000 shares of Common Stock at exercise prices of $16.35 and $12.125, respectively.
(4) Includes options to purchase 75,000 and 15,000 shares of Common Stock at exercise prices of $16.35 and $12.125, respectively.
(5) Includes options to purchase 150,000 and 30,000 shares of Common Stock at exercise prices of $16.35 and $12.125, respectively.
(6) Represents options to purchase 18,297 shares of Common Stock at exercise price of $11.73 that were granted to Mr. Taylor when he was an officer of GranCare, Inc. and were assumed by the Company following the Apollo/LCA/GranCare mergers.
(7) Includes options to purchase 105,000 and 80,000 shares of Common Stock at exercise prices of $16.42 and $12.125, respectively.

EMPLOYMENT AND SEVERANCE AGREEMENTS

  The Company has entered into employment and severance agreements with its current Chief Executive Officer, Keith B. Pitts, and each of the executive officers named in the Summary Compensation Table above. The material terms of these agreements are set forth below.

  Keith B. Pitts. The Company entered into an employment agreement with Mr. Pitts dated November 4, 1997, which was amended pursuant to an agreement dated July 31, 1998 (the "July Amendment"). As amended, Mr. Pitts' employment agreement provides for a term that commenced November 4, 1997 and continues through the fourth anniversary of the consummation of the Mariner Merger (the Mariner Merger was consummated on July 31, 1998 and such date is referred to herein as the "Mariner Merger Date"). Following the fourth anniversary of the Mariner Merger Date the agreement provides for annual automatic extensions of the term for an additional year unless, not later than 90 days prior to any such anniversary, either party notifies the other that such extension shall not take effect. Prior to the July Amendment, the agreement provided for a base salary of $700,000 per year, subject to annual increases as determined by the Compensation Committee. In connection with the July Amendment, Mr. Pitts' base salary was raised to $850,000. The agreement permits Mr. Pitts to earn an annual bonus of between 50% and 150% of his annual base salary if certain performance standards established by the Compensation Committee are achieved. Upon execution of his employment agreement, Mr. Pitts received a $200,000 signing bonus. Additionally, pursuant to the July Amendment, the Company is required to reimburse Mr. Pitts for all out-of-pocket expenses incurred by Mr. Pitts in connection with his own health care or the health care of his dependents through the later of the date of the termination of Mr. Pitts' employment or November 4, 2004.

  The agreement may be terminated at any time by Mr. Pitts for "good reason" (consisting of certain actions or failures to act by the Company following a "change in control" as defined in the agreement), or with 60 days' prior written notice for any other reason. If, following a change in control, the Company terminates Mr. Pitts' employment in breach of the agreement or Mr. Pitts terminates his employment for "good reason," then the Company is required to pay Mr. Pitts his full salary through the "date of termination" (as defined in the agreement) and all other unpaid amounts due under any compensation plan, together with liquidated damages equal to three times the sum of his annual salary and his average bonus for the two previous fiscal years. If, prior to a change in control, the Company terminates Mr. Pitts' employment without cause or Mr. Pitts terminates his employment or resigns as a result of the Company's failure to comply with a material provision of the agreement, the Company is required to pay Mr. Pitts his full salary through the date of termination and all other unpaid amounts due under any compensation plan, together with liquidated damages equal to the product of
(A) the sum of his annual salary and his average bonus for the two previous fiscal years and (B) the lesser of (x) the number three and (y) the greater of the number of years remaining in the term of the agreement and the number two.

  In addition, on November 4, 1997, pursuant to the terms of his employment agreement, Mr. Pitts was granted options to purchase 1,465,500 shares of Common Stock at an exercise price of $16.35 per share, representing the fair market value of the Common Stock on the date of grant. The options vest in 25% annual increments beginning on November 4, 1998 and become exercisable in full following Mr. Pitts' termination of employment (i) by the Company following a change of control or (ii) by Mr. Pitts for "good reason."

  Charles B. Carden. The Company entered into an employment agreement with Mr. Carden dated November 4, 1997. Mr. Carden's agreement provides for a three-year term, with annual automatic extensions of the term for an additional year unless, not later than 90 days prior to any such anniversary, either party notifies the other that such extension shall not take effect. The agreement provides for a base salary to Mr. Carden of $345,000 per year, subject to annual increases and bonus opportunities as described in the "Compensation Committee Report on Executive Compensation." Upon execution of his employment agreement, Mr. Carden received a $350,000 signing bonus.

  The agreement may be terminated at any time by Mr. Carden for "good reason" (consisting of certain actions or failures to act by the Company following a "change of control," as defined in the agreement), or with 60 days' prior written notice for any other reason. If, following any change of control, the Company terminates Mr. Carden's employment in breach of the agreement or Mr. Carden terminates his employment for good reason, then the Company is required to pay Mr. Carden his full salary through the "date of termination" (as defined in the agreement) and all other unpaid amounts due under any other compensation plan, together with liquidated damages which, subject to certain limited exceptions, are equal to two and one-half times the sum of Mr. Carden's annual salary and average bonuses for the two previous fiscal years. In addition, the Company is also required to pay Mr. Carden a bonus (a "Separation Bonus") at a specified target performance level, prorated to reflect the portion of the fiscal year worked by Mr. Carden prior to termination of his employment. If, prior to a change of control, the Company terminates Mr. Carden's employment without cause or Mr. Carden resigns as a result of the Company's failure to comply with a material provision of the agreement, the Company is required to pay Mr. Carden his full salary through the date of termination and all other unpaid amounts due under any compensation plan, together with liquidated damages equal to the greater of either (A) the remaining amount of base salary owed for the term of the agreement; or (B) an amount equal to the sum of (x) 12 months of Mr. Carden's base salary, plus (y) one additional month of Mr. Carden's base salary at the aforementioned rate for each full year of service beyond the first anniversary of his employment agreement, with a maximum of 24 months of base salary payments. In such event, the Company is also required to pay Mr. Carden the Separation Bonus described above.

  William R. Korslin. The Company entered into an employment agreement with Mr. Korslin dated November 4, 1997 with the same term and automatic annual extensions as are described above with respect to Mr. Carden's agreement. The agreement provides for a base salary to Mr. Korslin of $300,000 per year, subject to annual increases and bonus opportunities as described in the "Compensation Committee Report on Executive Compensation." Upon executing his agreement Mr. Korslin received a signing bonus of $300,000. Mr. Korslin's agreement may be terminated on substantially the same terms as are described above with respect to Mr. Carden's agreement.

  R. Jeffrey Taylor. The Company entered into an employment agreement with Mr. Taylor dated November 19, 1997. Mr. Taylor's agreement provides for a two-year term, with annual automatic extensions of the term for an additional year unless, not later than 90 days prior to any such anniversary, either party notifies the other that such extension shall not take effect. The agreement provides for a base salary to Mr. Taylor of $290,000 per year, subject to annual increases and bonus opportunities as described in the "Compensation Committee Report on Executive Compensation." The amount of Mr. Taylor's base salary was increased to $350,000 on July 31, 1998 following the Mariner Merger. Upon execution of his employment agreement, Mr. Taylor received a $250,000 signing bonus.

  The agreement may be terminated at any time by Mr. Taylor for "good reason" (consisting of certain actions or failures to act by the Company following a "change of control," as defined in the agreement), or with 60 days' prior written notice for any other reason. If, following any change of control, the Company terminates Mr. Taylor's employment in breach of the agreement or Mr. Taylor terminates his employment for good reason, then the Company is required to pay Mr. Taylor his full salary through the "date of termination" (as defined in the agreement) and all other unpaid amounts due under any other compensation plan, together with liquidated damages which, subject to certain limited exceptions, are equal to two times the sum of Mr. Taylor's annual salary and average bonuses for the two previous fiscal years. In addition, the Company is also required to pay Mr. Taylor a bonus (a "Separation Bonus") at a specified target performance level, prorated to reflect the portion of the fiscal year worked by Mr. Taylor prior to termination of his employment. If, prior to a change of control, the Company terminates Mr. Taylor's employment without cause or Mr. Taylor resigns as a result of the Company's failure to comply with a material provision of the agreement, the Company is required to pay Mr. Taylor his full salary through the date of termination and all other unpaid amounts due under any compensation plan, together with liquidated damages equal to the greater of either (A) the remaining amount of base salary owed for the term of the agreement; or (B) an amount equal to the sum of (x) nine months of Mr. Taylor's base salary, plus (y) one additional month of Mr. Taylor's base salary at the aforementioned rate for each full year of service beyond the first anniversary of his employment agreement, with a maximum of 24 months of base salary payments. In such event, the Company is also required to pay Mr. Taylor the Separation Bonus described above.

  David L. Ward. The Company entered into an employment agreement with Mr. Ward dated November 4, 1997 with the same term and automatic annual extensions as are described above with respect to Mr. Taylor's agreement. The agreement provides for a base salary to Mr. Ward of $250,000 per year, subject to annual increases and bonus opportunities as described in the "Compensation Committee Report on Executive Compensation." Under the terms of his employment agreement, Mr. Ward is entitled to receive a $200,000 bonus based on the performance of the Company's Rehability Health division for the fiscal year ended September 30, 1998. The Company believes that this bonus has been earned and plans on paying such bonus to Mr. Ward during fiscal 1999. Mr. Ward's agreement may be terminated on substantially the same terms as are described above with respect to Mr. Taylor's agreement

  Edward L. Kuntz. The Company entered into an Agreement Respecting Termination of Employee-Employer Relationship with Mr. Kuntz dated November 4, 1997. Under this agreement, in consideration of his waiver of the Company's obligations under his former employment agreement, Mr. Kuntz received the following: (i) $1,000,000 on November 4, 1997; (ii) title to an automobile;
(iii) $24,000 in lieu of the receipt of certain benefits due to Mr. Kuntz under the terms of his former employment agreement; (iv) payment with respect to all of Mr. Kuntz's outstanding options under the LCA 1992 Stock Option Plan (the "1992 Plan"); and (v) reimbursement for certain excise taxes that were paid by Mr. Kuntz in connection with payments received under this agreement. The agreement also provides for a three-year consulting arrangement pursuant to which Mr. Kuntz receives annual compensation of $100,000 per year. Mr. Kuntz received, in exchange for certain covenants pertaining to non-solicitation and use of confidential information, $1,800,000 on November 4, 1997, $575,000 on November 1, 1998, with a subsequent payment of $75,000 on November 1, 1999.

CERTAIN RELATED TRANSACTIONS AND AGREEMENTS

 Transactions Arising in Connection with the Apollo/LCA/GranCare Mergers

  Certain Investments in the Company. Two private investment funds, Healthcare Equity Partners, L.P. and Healthcare Equity QP Partners, L.P. (together, the "Healthcare Funds"), that are affiliates of William G. Petty, Jr., a director of the Company, made a $10 million equity investment in the Company as one of the Apollo Investors as part of the Apollo/LCA/GranCare Mergers. Mr. Petty is a managing director of Beecken Petty & Company, L.L.C., the general partner of each of the Healthcare Funds, and indirectly owns less than 1% of the limited partnership interests in the Healthcare Funds. The investment was made on November 4, 1997.

  In addition, Keith B. Pitts, the Chairman, Chief Executive Officer and a director of the Company, made a $2 million equity investment in the Company on November 4, 1997 as one of the Apollo Investors. Mr. Pitts served as a consultant to Apollo in connection with the Apollo/LCA/GranCare Mergers. Mr. Pitts was released from his obligations under the Stockholders Agreement and the Proxy and Voting Agreement described below in connection with the July 31, 1998 acquisition by merger (the "Mariner Merger") of Mariner Health Group, Inc. ("Mariner Health").

  Walnut Growth Partners, L.P. ("Walnut Growth"), a private investment fund, made a $1 million equity investment in the Company on November 4, 1997 as one of the Apollo Investors. Joel S. Kanter, a director of the Company, is also the Chief Executive Officer and a director of Walnut Financial Services, Inc. ("Walnut Financial"), which holds an indirect minority ownership position in the company that manages Walnut Growth. Walnut Growth is 100% owned by a pension fund and Mr. Kanter has no investment and no dispositive power with respect to shares held by Walnut Growth. Gene E. Burleson, a director of the Company, is also a director of Walnut Financial.

  Agreements with Apollo. In connection with the Apollo/LCA/GranCare Mergers, the Company and the Apollo Investors entered into a Stockholders Agreement (the "Stockholders Agreement"), dated as of November 4, 1997, which was amended on April 13, 1998 and effective July 31, 1998 (the "First Amendment") and further amended on November 25, 1998 (the "Second Amendment," and as amended and restated, the "Amended Stockholders Agreement"). The Amended Stockholders Agreement, among other things, provides Apollo with the right to designate five of the eleven nominees for election to the Board of Directors of the Company (no more than four of whom can be Associates of Apollo), so long as the Apollo Investors continue to beneficially own at least 66-2/3% of the shares of the Common Stock of the Company acquired by them on November 4, 1997; provided that if at any time after July 31, 2003 the Apollo Investors beneficially own less than 40% of the outstanding shares of the Company's Common Stock, Apollo will only have the right to designate such number of nominees as will be equal to its pro rata ownership of the issued and outstanding shares of Company Common Stock. The Stockholders Agreement also contains certain standstill provisions limiting (i) the aggregate amount of the issued and outstanding Common Stock that the Apollo Investors may own to 49% and (ii) certain other activities that can be engaged in by the Apollo Investors.

  The Amended Stockholders Agreement permits the Apollo Investors to transfer their shares of Company Common Stock, provided that if the Apollo Investors transfer more than one-third of the shares of the Common Stock acquired by them on November 4, 1998, then Apollo's right to nominate directors will be limited to four directors, and if the Apollo Investors transfer more than one-half of such shares, then Apollo's right to nominate directors will be limited to two. If the Apollo Investors transfer more than three-fourths of such shares, Apollo will no longer have any right to nominate directors pursuant to the Amended Stockholders Agreement. Furthermore, if the size of the Company's Board of Directors is increased, Apollo has the right to nominate additional members to the Company's Board to the extent necessary to make the number of Apollo nominees as compared to the total number of directors not less than the Apollo Investors' percentage ownership of the Company Common Stock outstanding at such time. The Apollo nominees must approve any increase in the size of the Company's Board. The Apollo Investors may transfer their rights to designate directors in connection with the transfer of at least two-thirds of their initial investment in the Common Stock, with the approval of a majority of the directors who are not Apollo designees.

  In connection with the negotiation of the Agreement and Plan of Merger dated as of April 13, 1998 among the Company, Paragon Acquisition Sub, Inc. and Mariner Health (the "Mariner Merger Agreement") Apollo and the Company entered into the First Amendment. The First Amendment, among other things, reduced the number of directors that Apollo is entitled to nominate from six to five, extended the period during which Apollo is entitled to nominate five directors from November 4, 2000 to July 31, 2003 and released Mr. Pitts from his rights and obligations under the Stockholders Agreement. The Second Amendment was entered into in order to cure certain deficiencies in the First Amendment and in order to clarify certain issues. The Second Amendment (i) clarified that the Apollo Investors may purchase up to 49% of the Company's Common Stock issued and outstanding at anytime, (ii) conformed and clarified certain affiliate definitions, (iii) liberalized the restrictions on loosely affiliated "associates," and (iii) revised the standstill provisions to provide for the termination of the agreement in the event of an unsolicited, non Board approved offer to purchase 30% or more of the Company's voting securities.

  Proxy and Voting Agreement. Pursuant to a Proxy and Voting Agreement dated as of November 4, 1997 (the "Proxy and Voting Agreement") entered into by the Apollo Investors, voting control of all of the shares of Company Common Stock beneficially owned by the Apollo Investors is held by Apollo for the period ending on November 4, 2000. Apollo has agreed to vote the shares subject to this agreement in favor of election of all nominees of the Company's Nominating Committee and not to vote such shares for the removal of any such nominee. Pursuant to the Amended Stockholders Agreement, Apollo has the right select two of the five members of the Nominating Committee and has selected Messrs. Kissick and Copses as its nominees. Because Apollo's nominees represent greater than one-third of the Company's entire Board, Apollo may be able to prevent certain actions from being taken that require a super-majority vote of the Company's Board.

  Registration Rights Agreement. Under the terms of an agreement between the Company and the Apollo Investors (the "Apollo Registration Rights Agreement"), the Apollo Investors are entitled to require the Company to register under the Securities Act of 1933, as amended (the "Securities Act"), not less than 10% of the shares of the Common Stock acquired by them in the Apollo/LCA/GranCare Mergers (the "Registrable Shares"). The Apollo Registration Rights Agreement also entitles the Apollo Investors, subject to certain exceptions, to include the Registrable Shares in any registration of equity securities of the Company under the Securities Act. However, the principal underwriter of any such offering may exclude some or all of such Registrable Shares from such registration. The Company is generally required to bear the expenses of all such registrations, except underwriting discounts and commissions.

 Transactions Arising in Connection with Mariner Merger

  Stratton Employment Agreement. The Company has entered into an employment agreement with Arthur W. Stratton, Jr., M.D. which became effective upon the consummation of the Mariner Merger. Dr. Stratton's employment agreement provides for substantially the same terms as Mr. Pitts' employment agreement. See "Employment and Severance Agreements." Dr. Stratton also received options to purchase one million shares of Common Stock upon joining the Company as Vice-Chairman of the Board, President and Chief Operating

Officer. In connection with the Mariner Merger, Dr. Stratton's employment under his employment agreement with Mariner Health (the "Mariner Stratton Employment Agreement") was deemed terminated without cause as of the effective time of the Mariner Merger. As a result, Dr. Stratton received a payment of approximately $9.9 million. Dr. Stratton also received an additional payment (a "Gross-Up Payment") in an amount such that after payment by Dr. Stratton of all taxes (including any interest or penalties imposed with respect to any such taxes), including any excise tax imposed upon the Gross-Up Payment, Dr. Stratton retained an amount of the Gross-Up Payment equal to any excise tax imposed upon the payment. The amount of the Gross-Up Payment made to Dr. Stratton was approximately $7.0 million. In addition, Mariner Health paid Dr. Stratton's normal post-termination benefits and is obligated to provide coverage for Dr. Stratton and his dependents under its health benefit plans and arrangements until the seventh anniversary of such termination.

  Cash-out of Mariner Health Options. In connection with the Mariner Merger, the Company's Board of Directors desired to terminate those options to purchase the common stock of Mariner Health as were permitted by their terms to be canceled. Accordingly, prior to the Mariner Merger, the Company requested that the outstanding options to purchase shares of Mariner Health common stock be terminated in connection with the Mariner Merger in exchange for cash payments. Under the terms of the Mariner Merger Agreement, each option granted pursuant to the Mariner Health 1992 Stock Option Plan and Mariner Health 1994 Stock Plan (referred to collectively herein as "Cash Payment Options") was converted into the right to receive a cash payment equal to the product of (i) $20 less the per share exercise price required by such Cash Payment Option and (ii) the number of shares subject to such Cash Payment Option. Additionally, under the terms of the Mariner Merger Agreement, options issued pursuant to Mariner Health's 1995 Non-Employee Director Stock Option Plan, the rights to acquire shares of Mariner Health common stock pursuant to the 1993 Employee Stock Purchase Plan, and certain other options and warrants to purchase the common stock of Mariner Health assumed or granted by Mariner Health in connection with historical transactions or otherwise (referred to collectively herein as "Assumed Options") were assumed by the Company. As a result of the Mariner Merger, each Assumed Option was converted into an option to acquire a number of shares of Common Stock equal to the number of shares of the Mariner Health common stock subject to the applicable Assumed Option on the same terms and conditions as were applicable under such option.

  As a result of the Mariner Merger, Arthur W. Stratton, Jr., M.D. received a cash payment of approximately $17.2 million in respect of the termination of all of Dr. Stratton's outstanding options. All of the options held by Samuel
B. Kellett were Assumed Options

 Certain Arrangements with the Kelletts and Their Affiliates

  In January 1996, Mariner Health engaged in a merger transaction (the "CSI Merger") with Convalescent Services, Inc. ("CSI"), an entity owned by Samuel
B. Kellett and Stiles A. Kellett, Jr. (collectively, the "Kelletts"). Samuel
B. Kellett is a member of the Company's Board of Directors. In addition to the CSI Merger, Mariner Health acquired certain assets consisting of the skilled nursing facilities known as Arlington Heights Nursing Center in Fort Worth, Texas, and Randol Mill Manor in Arlington, Texas. Prior to the CSI Merger, these facilities were leased by CSI from partnerships owned by the Kelletts. As part of the aforementioned asset purchase transaction, Mariner Health made interest-free loans to the partnerships that owned Arlington Heights Nursing Center and Randol Mill Manor, in the principal amounts of $955,521 and $663,256, respectively, which mature on May 24, 1999 and 2000, respectively. The Kelletts have guaranteed the repayment of these loans.

  Also in connection with the CSI Merger, Mariner Health entered into leases for 14 skilled nursing facilities (collectively, the "Leased Facilities") from partnerships owned or controlled by the Kelletts. Each of the leases for the Leased Facilities (the "Leases"), certain of which were amended in connection with the Mariner Merger as described below, has a base term of eight years and four months from January 2, 1996 as well as a number of five-year renewal terms at the option of Mariner Health, except that the Lease for Centerville Care Center has a term of seven years and four months with no renewal terms. Each Lease provides for a fixed rent, which will not increase over the base or renewal terms of such Lease. The aggregate annual rent for the Leased Facilities is approximately $8.0 million. In addition to paying scheduled rent for each Leased Facility, Mariner Health is required to pay all utilities, insurance and property taxes and to maintain the condition of the Leased Facility.

  In addition, Mariner Health manages certain nursing facilities on behalf of partnerships controlled by the Kelletts, for which Mariner Health earned an aggregate amount of approximately $.9 million during the fiscal year ended September 30, 1998. The owner of the managed facility is responsible for the fees and expenses of the managed facility, which are generally paid by Mariner Health and reimbursed by the owner. As of September 30, 1998, Mariner Health believes that it was owed approximately $3.1 million in respect of these working capital advances primarily related to repayments for units being vacated in accordance with membership agreements and recoupment requirements from a third party intermediary. Mariner Health and the relevant Kellett partnership are currently having discussions regarding the actual amounts owed to Mariner Health. Mariner Health also provided rehabilitation therapy services to one of the managed facilities, for which Mariner Health received an aggregate amount of approximately $.9 million during the fiscal year ended September 30, 1998.

  Mariner Merger. In connection with the Kellett's execution and delivery of a Voting Agreement dated as of April 13, 1998 by and among the Company and certain stockholders of Mariner Health (including the Kelletts), the Kelletts, Mariner Health and the Company agreed to use commercially reasonable best efforts to resolve certain previously existing issues between the Kelletts and Mariner Health. Subsequently, the Company, Mariner Health, the Kelletts and certain other parties entered into an Agreement Regarding Certain Kellett Issues dated June 19, 1998 (the "Kellett Agreement") pursuant to which the parties agreed to the following actions, which became effective as of the effective time of the Mariner Merger:

  (i) The previously existing stockholders agreement among Mariner Health and the Kellett Group, relating, among other things, to the voting and disposition of shares of Mariner Health common stock by the Kellett Group, was terminated.

  (ii) Mariner Health was seeking contractual indemnification under the merger agreement pertaining to the CSI Merger from the Kelletts and certain of their affiliates arising from certain litigation matters that were not covered by insurance. The Kelletts and their affiliates disputed certain aspects of Mariner Health's claims, and the matter was submitted to arbitration prior to the date of the Kellett Agreement. Under the terms of the Kellett Agreement, the issues that were subject to arbitration were resolved in favor of the Kelletts and their affiliates.

  (iii) Mariner Health has fixed-price options to purchase 12 of the 14 Leased Facilities. Currently, the aggregate purchase price for the 12 Leased Facilities is approximately $53.0 million, and Mariner Health has previously made deposits of approximately $13.2 million with the lessors of such facilities in respect of such options. Each of these options currently continues in full force and effect, regardless of whether Mariner Health continues to lease the facility through the exercise date of the option. Under the terms of the Kellett Agreement, the parties thereto have agreed that if Mariner Health defaults under a lease by failing to pay any rent or other amounts due under such lease and, as a result of such default, the lessor of the facility leased under such lease terminates such lease in accordance with it terms, then the option to purchase such facility will automatically terminate. The termination of any such option, however, will not effect in any way any of the other options.

  (iv) Mariner Health extended the terms of the Leases on three of the 14 Leased Facilities. The lease for one facility was extended for 10 years, and the leases for each of the other two facilities were extended for five years. In addition, the exercise periods for the fixed price options to purchase these facilities were delayed by a corresponding amount of time, and the aggregate purchase price for these three facilities pursuant to the related options were reduced from approximately $14.7 million to approximately $8.2 million.

  (v) Effective as of the date on which Mariner Health's senior credit facility is terminated and the indebtedness thereunder is repaid in full, the obligations of the partnerships controlled by the Kelletts that lease the facilities to Mariner Health to provide an intercreditor agreement to certain of Mariner Health's lenders will be eased to require an intercreditor agreement reasonably agreeable to the mortgage lender.

  (vi) Effective as of the date on which Mariner Health's senior credit facility is terminated and the indebtedness thereunder is repaid in full, the Company will (A) assume Mariner Health's obligations under the existing lease payment guarantees that Mariner Health has entered into to support the obligations of its subsidiaries that lease skilled nursing facilities from partnerships controlled by the Kelletts, and (B) if requested by any mortgage lender to the partnerships controlled by the Kelletts that lease the facilities to Mariner Health, provide a guaranty of the lessee's obligations to pay rent under the applicable lease.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The compensation of the Company's executive officers is determined and administered by the Compensation Committee of the Board of Directors, which is composed entirely of independent outside directors and consists of Messrs. Copses (Chairman), Berg and Kanter. In addition to determining the compensation of the Chief Executive Officer, the Compensation Committee reviews and ratifies recommendations made by the Chief Executive Officer regarding the compensation program for other executive officers of the Company and administers the Company's Annual Incentive Plan and the Long-Term Incentive Plan.

  In formulating its compensation policy, the Compensation Committee's objectives are to provide the Company's executives with a competitive total compensation package and to link a significant portion of compensation to the achievement of the long-term business objectives of the Company and the enhancement of stockholder value. At the end of each fiscal year, the Compensation Committee reviews the performance of the Company and its senior executives and compares their performance to performance standards set during the beginning of the fiscal year. The following compensation guidelines serve as the principles upon which compensation decisions are made:

  . Provide a base salary structure for each of the Company's executive officers based upon the executive officer's position within the Company and the ability of the executive officer to affect the performance goals of the Company.

  . Provide performance incentives as a significant portion of compensation packages to increase corporate performance and stockholder value relative to those of other companies in the long-term care industry.

  . Provide a competitive total compensation package that enables the Company to attract, motivate and retain key executives.

  . Provide variable compensation rewards that are linked to the financial performance of the Company and that align executive compensation with the interests of stockholders.

   Base Salary. The base salaries for the Company's executive officers were independently negotiated with each of such officers upon their initial employment by the Company. Ms. Whittle and Messrs. Carden, Korlsin, Taylor and Ward, formerly officers of either LCA or GranCare and now executive officers of the Company, had pre-existing employment agreements with either LCA or GranCare and were required to surrender all rights to any benefits to which such officer was entitled by virtue of the change in control provisions under the pre-existing employment agreement as a condition for entering into new employment agreements with the Company. As partial consideration for such officers waiving the change in control payments to which they were entitled under their pre-existing agreements, the Company paid signing bonuses to Ms. Whittle and Messrs. Carden, Korslin and Taylor. Such payments were in amounts less than the change in control payments to which such officers were otherwise entitled and were made on the condition that the executive officer remain employed by the Company for a period of at least one-year in order to ensure a smooth transition following the Apollo/LCA/GranCare Mergers. Messrs. Stratton and Dixon, formerly officers of Mariner Health and now executive officers of the Company, were paid the benefits under their pre-existing employment agreements with Mariner Health in connection with the Mariner Merger and entered into new employment agreements with the Company, for which they did not receive signing bonuses.

  In ratifying employment arrangements for executive officers, the Compensation Committee considers the position such officer will occupy in the Company and such officer's potential future impact on the performance of the Company and salary rates for comparable positions in comparably sized companies in the long-term care industry. With respect to those executive officers formerly employed by LCA, GranCare or Mariner Health, the Board also considered the fact that the combined Company would be substantially larger than any of the preexisting companies, the increased responsibility associated therewith, the issues associated with the integration of the constituent companies and the executive officer's impact thereon and the need for the executive officer's services in order to effect a smooth transition. In this process, all executive officers of LCA, GranCare and Mariner Health that became executive officers of the Company, other than Dr. Stratton, received salary increases.

  Base salaries for the Company's executive officers are reviewed annually with the objective that the salaries enable the Company to retain and attract the best available executive officer candidates. In addition, individual performance over time is taken into account in determining base salaries. In this regard, certain of the executive officers received salary increases during the 1998 fiscal year. The Chief Executive Officer's base salary rate is set annually by the Compensation Committee and the base salary rate of the Company's other executive officers are reviewed and approved by the Compensation Committee based on recommendations made by the Chief Executive Officer.

  Annual Incentives. The Company's Annual Incentive Plan is intended to promote the attainment of financial objectives and the realization of budgeted performance improvements, reinforce a strong pay for performance relationship and provide opportunities for above average annual incentive compensation for operating results that meet or exceed the Company's high performance standards. The performance measure for annual incentives for fiscal 1998 was based upon the attainment by the Company or a division of a pre-determined level of earnings before interest, taxes, depreciation and amortization ("EBITDA") as well as on net cash collections. For fiscal 1998, no bonuses were paid at the corporate level and limited bonuses were paid at the divisional level. For fiscal 1999, bonuses will be paid at the corporate and divisional levels based on the attainment by the Company of a pre-determined level of consolidated EBITDA and a portion based on the attainment by the Company of a pre-determined level of working capital targets (cash flow) or net cash collections.

  Each year the Chief Executive Officer recommends, and the Compensation Committee reviews, target goals which are used to determine if an annual incentive has been earned. In establishing these pre-determined goals, consideration is given to business plan goals, past performance, peer company performance and investment community expectations. Each executive officer has been assigned a target bonus ("Target Bonus"), stated as a percentage of base salary (100% in the case of the Chief Executive Officer and the President and Chief Operating Officer, 60% in the case of Executive Vice Presidents and certain Divisional Presidents, 50% in the case of Senior Vice Presidents and other Divisional Presidents and 40% in the case of Vice Presidents) that will be payable upon the attainment by the Company of the pre-determined performance criteria. An officer can earn from 50% to 150% of a Target Bonus depending on the performance of the Company vis a vis the performance goals. Target Bonuses are payable in cash as soon as practicable following the end of the Company's fiscal year.

  Long-Term Incentives. The long-term component of the Company's executive compensation structure consists of the discretionary grant of stock options under the Company's Long-Term Incentive Plan. Generally, the Chief Executive Officer recommends option awards, which are then submitted to the Compensation Committee for approval. Options are also generally granted to executive officers and other qualified employees upon their initial employment by the Company. Following the consummation of the Apollo/LCA/GranCare Mergers, options to purchase Common Stock were granted to each of the Company's executive officers. These option awards were at fair market value and the number granted to each executive officer depended on the officer's seniority and perceived ability to affect future operating results of the Company. Similar option grants were made following the Mariner Merger to those Mariner Health officers continuing their employment with the Company. Additional option grants were also made following the Mariner Merger to the preexisting Company officers in recognition of the fact that the price of the Company's Common Stock following the Mariner Merger was significantly below the price of the Common Stock at the time the initial option grants were made and in order to make up part of the difference between the option grants of preexisting executive officers with those of the new executive officers.

  The Compensation Committee may, but is not required to, make option grants to the Company's executive officers in the future. The Compensation Committee expects that it will continue to make option awards to new executive officers of the Company upon their initial employment with the Company. The Committee is also in the process of examining alternative policies whereby officers of the Company would receive annual grants of stock options based on the officers' salary and level of responsibility.

  Compensation of Chief Executive Officer. Mr. Pitts was selected to be the Chief Executive Officer of the Company following the Apollo/LCA/GranCare Mergers by a committee consisting of representatives of LCA, GranCare and Apollo. An agreement was negotiated with Mr. Pitts whereby Mr. Pitts initially received $700,000 per year, subject to annual increases as determined by the Compensation Committee. Mr. Pitts received a $200,000 signing bonus, the ability to earn an annual bonus of between 50% and 150% of base salary and options to purchase 1,465,500 shares of Common Stock at an exercise price of $16.35 per share (as adjusted for the Stock Split). In ratifying Mr. Pitts' employment agreement, the Compensation Committee considered Mr. Pitts' extensive experience in the healthcare industry. The Company and Mr. Pitts entered into the employment agreement on November 4, 1997. Following the execution of his employment agreement, the Compensation Committee also granted to Mr. Pitts the ability to earn a performance period bonus for the period beginning on November 4, 1997 and ending on November 4, 2001. If the average 20 day closing price of the Common Stock ending on November 4, 2001 exceeds $16.35, then Mr. Pitts will earn a performance period bonus equal to approximately $4.2 million which may, at the discretion of the Compensation Committee, be paid at a later date when Mr. Pitts exercises, in full or in part, his original option grant. The percentage of the bonus paid at the time of any original option exercise will be equal to the percentage of the total original option grant exercised by Mr. Pitts.

  As stated above, because the performance measures were not attained at the corporate level, no annual incentive bonus was paid to Mr. Pitts for the 1998 fiscal year. Following the consummation of the Mariner Merger, Mr. Pitts received an option to purchase an additional 250,000 shares of Common Stock at $12.125 per share. This option award was made at the same time as the option awards to the former officers of Mariner Health who continued their employment with the Company. Additionally, because the Committee felt that it would be inequitable for Mr. Pitts' base salary to be lower than Dr. Stratton's, Mr. Pitts' base salary was raised to $850,000 following the Mariner Merger in order to equalize Mr. Pitts' salary with Dr. Sratton's.

  Summary. The Compensation Committee believes that the Company's executive compensation program is competitive with compensation programs of similarly situated companies and provides the Company's Chief Executive Officer and other executive officers with the appropriate incentives to achieve the Company's long-term goals.

                                          Compensation Committee

                                          Peter P. Copses (Chairman)
                                          Laurence M. Berg
                                          Joel S. Kanter

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

  The line graph set forth below represents a comparison of the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock for the period commencing September 30, 1993 and ending September 30, 1998 with: (i) the total return of the S&P 500 Index; (ii) the Company's former industry peer group, consisting of Beverly Enterprises, Horizon Healthcare Services, Inc. (acquired), Genesis Health Ventures, Inc., GranCare, Inc. (acquired), Integrated Health Services, Inc., Health Care and Retirement Corporation and Manor Care, Inc. (acquired) (the "Old Peer Group") and (iii) a new industry peer group, consisting of Beverly Enterprises, Extendicare, Inc., Genesis Health Ventures, Inc., HCR Manor Care, Inc., Integrated Health Services, Inc., Sun Healthcare Group, Inc. and Vencor, Inc. (the "New Peer Group"). Because of the consolidation in the long-term care industry, the Old Peer Group was reduced to four members. Accordingly, the Company has added additional corporations to the New Peer Group. The line graph is based on the assumption that the value of the investment in the Common Stock, the S&P Index, the Old Peer Group and the New Peer Group was $100 on September 30, 1993 and that all dividends were reinvested. Through November 4, 1997, the Common Stock was traded on the NYSE under the symbol "LCA"; from November 5, 1997 through July 31, 1998 the Common Stock was traded on the NYSE under the symbol "PGN"; and from August 1, 1998 through the present the Common Stock has traded on the NYSE under the symbol "MPN."

                           [LINE GRAPH APPEARS HERE]

The graph above was plotted using the following data:

                    9/93         9/94         9/95         9/96         9/97         9/98
Common Stock       100.00       151.50       159.28       119.76       195.21        73.65
Old Peer Group     100.00       145.83       143.50       137.57       205.23       108.00
New Peer Group     100.00       154.31       144.83       141.93       202.98        76.67
S&P 500            100.00       103.69       134.53       161.89       227.37       247.93

  PURSUANT TO SEC RULES, THE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION AND THE STOCKHOLDER RETURN PERFORMANCE PRESENTATION ARE NOT DEEMED "FILED" WITH THE SEC AND ARE NOT INCORPORATED BY REFERENCE INTO THE COMPANY'S ANNUAL REPORT ON FORM 10-K.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of December 31, 1998, the number and percentage of shares of Common Stock beneficially owned (as defined in Rule 13d-4 adopted under the Securities Exchange Act of 1934) by (i) all persons known to the Company to own beneficially more than 5% of the Common Stock of the Company; (ii) each of the Company's directors; (iii) the Company's current Chief Executive Officer and the executive officers named in the Summary Compensation Table elsewhere in this Proxy Statement; and (iv) all current directors and executive officers of the Company as a group.

                                                      NUMBER OF      PERCENTAGE
BENEFICIAL OWNER                                     SHARES OWNED      OWNED
----------------                                     ------------    ----------
Keith B. Pitts......................................    538,225 (1)      *
Arthur W. Stratton, Jr., M.D........................    197,444 (2)      *
William R. Korslin..................................     33,750 (3)      *
Charles B. Carden...................................     62,316 (4)      *
Laurence M. Berg....................................      4,391 (5)      *
Gene E. Burleson....................................    634,798 (6)      *
Peter P. Copses.....................................      4,647 (7)      *
Thomas P. Dixon.....................................     76,302          *
Jay M. Gellert......................................      4,391 (8)      *
Joel S. Kanter......................................    239,181 (9)      *
John H. Kissick.....................................      4,391 (10)     *
Samuel B. Kellett...................................  2,178,446 (11)    2.97
William G. Petty, Jr................................  1,221,161 (12)    1.66
Robert L. Rosen.....................................      4,647 (13)     *
R. Jeffrey Taylor...................................     64,781 (14)     *
Susan Thomas Whittle................................     20,350 (15)     *
David Ward..........................................     18,750 (16)     *
Ann E. Weiser.......................................     18,750 (17)     *
Apollo Management, L.P.............................. 17,627,778 (18)   24.05
All current directors and executive officers as a
 group (18 persons).................................  5,326,721 (19)   14.00

--------
* Represents less than one percent of the outstanding shares of Common Stock at December 31, 1998
(1) Includes exercisable options to purchase 366,375 shares of Common Stock and includes 5,000 shares held by each of Mr. Pitts' three minor children, for whom Mr. Pitts serves as custodian.
(2) Includes 28,544 shares owned of record by Dr. Stratton's spouse.
(3) Represents exercisable options to purchase 33,750 shares of Common Stock.
(4) Includes 18,000 shares owned of record by Mr. Carden's spouse, and includes exercisable options to purchase 33,750 shares of Common Stock.
(5) Includes exercisable options to purchase 3,750 shares of Common Stock.
(6) Includes exercisable options to purchase 221,754 shares of Common Stock.
(7) Includes exercisable options to purchase 3,750 shares of Common Stock.
(8) Includes exercisable options to purchase 3,750 shares of Common Stock.
(9) Includes 30,000 shares owned of record by the Kanter Family Foundation; 140,760 shares owned of record by Walnut Capital, over which Mr. Kanter has sole voting power and sole dispositive power and as to which Mr. Kanter disclaims beneficial ownership; 33,360 shares owned of record by Windy City, Inc., over which Mr. Kanter has sole voting power and sole dispositive power and as to which Mr. Kanter disclaims beneficial ownership; 1,000 shares owned in Mr. Kanter's spouse's individual retirement account; 750 shares owned of record by 21 Club Trust I, over which Mr. Kanter has sole power and sole dispositive power and as to which Mr. Kanter disclaims beneficial ownership; 105 shares owned of record by 21 Club Trust II, over which Mr. Kanter has sole voting power and sole dispositive power and as to which Mr. Kanter disclaims beneficial ownership; and 105 shares owned of record by 21 Club Trust III over which Mr. Kanter has sole voting power and sole dispositive power and as to which Mr. Kanter disclaims beneficial ownership. Also includes exercisable options to purchase 31,194 shares of Common Stock.
(10) Includes exercisable options to purchase 3,750 shares of Common Stock.
(11) Includes exercisable options to purchase 5,000 shares of Common Stock, and includes 18,750 shares held in an irrevocable trust for the benefit of Margaret Smith, over which Mr. Kellett has sole voting power and sole dispositive power and to as which Mr. Kellett disclaims beneficial ownership.
(12) Mr. Petty is an affiliate of Healthcare Equity Partners, L.P. and Healthcare Equity QP Partners, L.P. (collectively, the "Healthcare Funds"), which collectively own 740,742 shares of Common Stock. Mr. Petty is the principal of Beeken Petty & Company, L.L.C., the general partner of each of the Healthcare Funds, which indirectly owns less than 1% of the limited partnership interests in the Healthcare Funds. The Healthcare Funds have no voting and sole dispositive power with respect to all such shares. Also includes 288,942 shares owned of record by a trust of which Mr. Petty is a beneficiary over which Mr. Petty has sole voting power and sole dispositive power, 102,960 shares owned by his spouse and exercisable options to purchase 87,315 shares of Common Stock.
(13) Includes exercisable options to purchase 3,750 shares of Common Stock.
(14) Includes exercisable options to purchase 44,547 shares of Common Stock, 1,000 shares owned of record by Mr. Taylor's spouse, and 1,000 shares held on behalf of Mr. Taylor's child, over which Mr. Taylor has sole voting power and sole dispositive power and to as which Mr. Taylor disclaims beneficial ownership.
(15) Includes exercisable options to purchase 18,750 shares of Common Stock, as well as 600 shares held in an estate over which Ms. Whittle has beneficial ownership and as to which Ms. Whittle has sole voting power and sole dispositive power.
(16) Represents exercisable options for 18,750 shares of Common Stock.
(17) Represents exercisable options for 18,750 shares of Common Stock.
(18) The business address for Apollo Management, L.P. and its affiliates is 1301 Avenue of the Americas, 38th Floor, New York, New York 10019. Represents (i) shares owned by one or more entities managed by or affiliated with Apollo Management, L.P. and (ii) shares owned by the other Apollo Investors and voted by Apollo Management, L.P. Pursuant to a Proxy and Voting Agreement entered into among Apollo Management, L.P. and the Apollo Investors, Apollo Management, L.P. has sole voting power with respect to all such shares and has no dispositive power with respect to 3,260,187 of such shares (as to which Apollo Management, L.P. disclaims beneficial ownership). Apollo Management, L.P. has sole voting and dispositive power over 14,367,591 shares of Common Stock, of which 592,593 shares are subject to a warrant in favor of Chase Venture Partners L.P. to purchase such shares for nominal consideration, subject to the satisfaction of certain bank regulatory requirements. The reported number of shares exceeds the number of shares in which Apollo Management, L.P. and its affiliates have a pecuniary interest. Messrs. Berg, Copses and Kissick, each a director of the Company, are limited partners of the general partner of certain of the Apollo entities and disclaim beneficial ownership of the shares owned by each of such entities.
(19) Includes 902,435 shares subject to exercisable options.

                                OTHER BUSINESS

  As of the date of this Proxy Statement, management knows of no other business that will be presented for consideration at the Annual Meeting. However, if other matters are properly presented at the Annual Meeting, it is the intention of the proxy holders named in the accompanying proxy to take such action as shall be in accordance with their judgment on such matters. The quorum requirement for convening the Annual Meeting is the holders of a majority of the Common Stock issued and outstanding being present in person or represented by proxy at the Annual Meeting.

                              SOLICITATION COSTS

  The Company will pay the cost of preparing and mailing this Proxy Statement and other costs of the proxy solicitation made by the Company's Board of Directors. Certain of the Company's officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors' recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone and telegram. Arrangements have also been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of Common Stock, and the Company will reimburse such firms for reasonable out-of-pocket expenses incurred in connection therewith.

                             STOCKHOLDER PROPOSALS

  A stockholder desiring to submit an otherwise eligible proposal for inclusion in the Company's Proxy Statement for the 2000 annual meeting of stockholders must deliver the proposal so that it is received by the Company no later than November 22, 1999. The Company requests that all such proposals be addressed to Susan Thomas Whittle, Senior Vice President, General Counsel and Secretary, Mariner Post-Acute Network, Inc., One Ravinia Drive, Suite 1500, Atlanta, Georgia 30346, and mailed by certified mail, return receipt requested. In addition, the Company's Bylaws require that notice of any stockholder proposals and related information be received by the Secretary of the Company not less than 30 nor more than 60 days before the annual meeting of stockholders. In the event that notice of a stockholder proposal is received by the Company less than 30 days prior to the annual meeting of stockholders and the Company elects to waive its right to prevent such proposal from coming before the annual meeting, the proxies solicited by the Company for the 1999 annual meeting will grant the Company discretionary authority to vote on any stockholder proposal received less than 30 days prior to the 1999 annual meeting.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  Ernst & Young LLP audited the financial statements of the Company for the years ended September 30, 1998 and 1997. The accountant's reports on the financial statements for the two fiscal years ended September 30, 1998 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company's financial statements for each of the two most recently ended fiscal years, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the subject matter of the disagreement in their report. The Company intends to continue to retain Ernst & Young LLP as the Company's independent auditors for the 1999 fiscal year. A representative of Ernst & Young LLP will attend the Annual Meeting and will be given the opportunity to make a statement and answer questions.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Under the federal securities laws, the Company's directors and executive officers, and any persons holding more than 10% of the Common Stock outstanding, are required to report their initial ownership of Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by these dates during the Company's most recent fiscal year. To the Company's knowledge, all of these filing requirements were satisfied. In making these disclosures, the Company has relied solely on its review of copies of the reports that have been submitted to the Company with respect to its most recent fiscal year.

                            REPORTS TO STOCKHOLDERS

  The Company has mailed this Proxy Statement and a copy of its Annual Report on Form 10-K for the fiscal year ended September 30, 1998 (the "Form 10-K") to each stockholder entitled to vote at the Annual Meeting. Included in the Form 10-K are the Company's financial statements for the fiscal year ended September 30, 1998. The Form 10-K is not a part of the proxy solicitation material.

  Supplemental copies of the Company's Form 10-K may be obtained by stockholders without charge by sending a written request to Boyd P. Gentry, Vice President and Treasurer, Mariner Post-Acute Network, Inc., One Ravinia Drive, Suite 1500, Atlanta, Georgia 30346.

                                         By Order of the Board of Directors,

                                         /s/ Susan Thomas Whittle
                                         Susan Thomas Whittle
                                         Secretary

Atlanta, Georgia
January 13, 1999


                                                 MARINER PORT-ACUTE NETWORK, INC.

                                          Please Detach and Mail in the Envelope Provided
---------------------------------------------------------------------------------------------------------------------------------
         Please mark  your   |
A  [X]   votes as in this
         example.
      FOR all nominees listed at           WITHHOLD        NOMINEES:
    right (with votes cast equally       AUTHORITY to         Keith B. Pitts
       among nominees, except as     vote for all nominees    Laurence M. Berg
        marked to the contrary)         listed at right       Gene E. Burleson       2. In their discretion, the proxies are
                                                              Peter P. Copses           authorized to vote upon such other
1. ELECTION OF                                                Jay M. Gellert            business as may properly come before the
   DIRECTORS:    [_____]                   [_____]            Joel S. Kanter            meeting, either in person or by substitute,
                                                              Samuel B. Kellett         and shall have and exercise all the powers
                                                              John H. Kissick           of said proxies hereunder.
To withhold authority to vote for any individual nominee,     William G. Petty, Jr.
strike a line through the nominee's name at right:            Robert L. Rosen        THIS PROXY WILL BE VOTED IN ACCORDANCE WITH
                                                              Arthur W. Stratton,    THE CHOICES SPECIFIED BY THE UNDERSIGNED. IF
                                                               Jr., M.D.             NO SPECIFICATIONS TO THE CONTRARY ARE INDICATED
                                                                                     HEREON, THIS PROXY WILL BE TREATED AS A GRANT
                                                                                     OF AUTHORITY TO VOTE FOR PROPOSAL 1.

                                                                                     PLEASE SIGN, DATE AND RETURN YOUR PROXY
                                                                                     PROMPTLY IN THE POSTAGE PREPAID ENVELOPE
                                                                                     PROVIDED.



Signature(s)                                                                            Dated:
            ---------------------------------------------------------------------------       --------------------------------------

NOTE:  Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                       MARINER POST-ACUTE NETWORK, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            FOR ANNUAL MEETING OF STOCKHOLDERS - FEBRUARY 18, 1999

        The undersigned stockholder of Mariner Post-Acute Network, Inc., a Delaware corporation (the "Company"), acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated January 13, 1999, and the undersigned revokes all other proxies and appoints Keith B. Pitts and Susan Thomas Whittle, and each of them, the attorneys and proxies for the undersigned, each with full power of substitution, to attend and act for the undersigned at the Company's Annual Meeting of Stockholders to be held in Atlanta, Georgia at 10:00 a.m., local time, February 18, 1999 and at any adjournments or postponements thereof in connection therewith to vote and represent all of the shares of the Company's common stock, par value $0.01 per share, which the undersigned would be entitled to vote.

            (continued and to be signed and dated on reverse side)